SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. _____)

                          GK Intelligent Systems, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    361751100

                                 (CUSIP Number)

        The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of this Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 361751100                13G                         Page 2 of 5 Pages



1       a.     NAME OF REPORTING PERSON
        b.     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Rodney L. Norville

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [  ]  (b) [  ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                             5      SOLE VOTING POWER

                                    None

       NUMBER OF
        SHARES               6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                     2,061,000
         EACH
       REPORTING             7      SOLE DISPOSITIVE POWER
        PERSON
         WITH                       None

                             8      SHARED DISPOSITIVE POWER

                                    2,061,000

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,061,000

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.5%

12       TYPE OF REPORTING PERSON*

         In

CUSIP No. 361751100                13G                         Page 3 of 5 Pages



ITEM 1(A)         Name of Issuer:

                  GK Intelligent Systems, Inc.

ITEM 1(B)         Address of Issuer's Principal Executive Offices:

                  5555 San Felipe, Suite 625
                  Houston, Texas 77056

ITEM 2(A)         Name of Person Filing:

                  Rodney L. Norville

ITEM 2(B)         Address of Principal Business Office:

                  5555 San Felipe, Suite 625
                  Houston, Texas 77056

ITEM 2(C)         Citizenship:

                  United States

ITEM 2(D)         Title of Class of Securities

                  Common Stock

ITEM 2(E)         CUSIP Number:

                  361751100

ITEM 3 If this is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                  [ X ] If this statement is filed pursuant to Rule 13d-1(c), check this box.

ITEM 4            Ownership:

                  (a)   2,061,000
                  (b)   8.5%
                  (c)   (i) None
                        (ii) 2,061,000
                        (iii) None
                        (iv) 2,061,000

ITEM 5            Ownership of 5% or Less of a Class:

                  Not applicable

ITEM 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable

CUSIP No. 361751100                13G                         Page 4 of 5 Pages

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

           Not applicable

ITEM 8     Identification and Classification of Members of the Group:

           Not applicable

ITEM 9     Notice of Dissolution of Group:

           Not applicable

ITEM 10    Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


/s/ RODNEY L. NORVILLE
    RODNEY L. NORVILLE

Dated: May 15, 1998